Exhibit (d)(4)

Schedule A

Funds and Sub-Advised Assets

“Sub-Advised Assets”*	“Fund”
Amplify LQD Investment Grade 12% Target Income ETF	Amplify LQD Investment Grade 12% Target Income ETF
Amplify HYG High Yield 10% Target Income ETF	Amplify HYG High Yield 10% Target Income ETF
Amplify Samsung SOFR ETF (SOFR)	Amplify Samsung SOFR ETF (SOFR)
Amplify Bloomberg U.S. Treasury 12% Premium Income ETF (formerly Amplify Bloomberg U.S. Treasury Target High Income ETF)	Amplify Bloomberg U.S. Treasury Target High Income ETF (formerly Amplify Bloomberg U.S. Treasury Target High Income ETF)
Amplify Samsung U.S. Natural Gas Infrastructure ETF	Amplify Samsung U.S. Natural Gas Infrastructure ETF
Amplify Top 10™ Quantum ETF	Amplify Top 10™ Quantum ETF
Amplify Top 10™ Space ETF	Amplify Top 10™ Space ETF
Amplify Top 10™ Robotics ETF	Amplify Top 10™ Robotics ETF
Amplify Top 10™ Asia Memory ETF	Amplify Top 10™ Asia Memory ETF
* Where the Sub-Advised Assets is the same as the Fund, the Sub-Advisor sub-advises the entire Fund

B-1